Exhibit 99.1

AITX Provides Sales Guidance for New Subsidiary RAD-R

Up to 20,000 RADCam™ Set for Q3 Production and Holiday Selling Season

Detroit, Michigan, April 25, 2024 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions, announces further details concerning its newly established subsidiary, Robotic Assistance Devices Residential, Inc. (RAD-R). With the fall production schedule set, the Company is preparing to meet the expected demand of the holiday selling season. This update provides a deeper look into the strategic developments of RAD-R, ensuring its innovative residential security solutions are positioned to make a significant impact in the market.

AITX announced the formation of RAD-R in a press release dated April 3, 2024.

RAD-R is proud to unveil RADCam™ as its initial product offering. This advanced residential security camera system embodies RAD-R’s commitment to innovation, designed with the latest in AI-driven capabilities from sister subsidiary, Robotic Assistance Devices, Inc. (RAD). Aimed at tech-savvy homeowners, RADCam seeks to redefine home security by integrating cutting-edge solutions and leveraging state-of-the-art artificial intelligence and machine learning technologies to enhance security, safety, and user experience.

In anticipation of the holiday shopping season, the Company is actively negotiating production capacities for its RADCam units. The Company aims to sell up to 20,000 units of this advanced residential security camera with the exact first production number to be released around June. This preparation highlights RAD-R’s strategic efforts to capitalize on peak sales opportunities during the shopping season, ensuring that they can adequately supply their innovative product to homeowners looking for state-of-the-art security solutions.

Steve Reinharz, CEO and CTO of AITX, stated, “With RADCam, we’re not just enhancing home security, we’re specifically targeting critical concerns like porch piracy. This growing threat affects countless homeowners annually, and RADCam’s advanced AI-driven capabilities are designed to provide an active and effective deterrent. We’ve spent years developing this type of technology which will now allow for real-time detection, intelligent response, and the deterrent, giving our customers peace of mind and significantly reducing the risk of theft from their doorsteps.”

According to the 2023 Package Theft Annual Statistics and Trends report from Security.org, porch pirates stole goods valued at $8 billion over the past year, affecting 44 million Americans in the last three months of 2023. With e-commerce business continuing to rise, nearly half of all Americans have experienced package theft at some point. The report highlights the ongoing challenge of package theft, underscoring the need for effective prevention and response strategies, especially as the holiday shopping season approaches.

The 2023 Home Security Market Report by SafeHome.org reveals that 39 million U.S. households currently use home security systems, with another 13 million considering installations this year. The market is continually expanding, driven by consumer demand for advanced features like AI-based analytics, detections, and intelligent response in security devices.

Reinharz continued, “In addition to our aggressive production targets for RADCam, we are actively staffing RAD-R with the talent and experience needed to compete and win in the B2C marketplace. We expect distribution and channel sales in place sometime in Q3 of this calendar year.”

Further details about RAD-R’s product launch and an update for the pilot program will be shared in the coming weeks, as AITX and RAD-R continue to pave the way for advanced residential security.

Distributors, online retailers, and brick & mortar retailers interested in carrying RADCam are encouraged to contact sales@radresidential.ai.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD-I, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz